UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

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☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to § 240.14a-12.

DIGITAL INSIGHT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Filed by Digital Insight Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Digital Insight Corporation

Commission File No.: 000-27459

November 30, 2006

Dear Analyst / Institutional Investor:

As outlined in the attached press release, this morning we announced that Digital Insight has entered into a definitive agreement to be acquired by Intuit, a market leader in financial management software for consumers and small businesses. Considering our long-standing relationship, I would like to thank you for your support and explain the strategic rationale that led us to conclude that the combination with Intuit best serves shareholder interests.

As you are surely aware, Intuit is a leading provider of business, financial management and tax solutions for consumers and small businesses. Intuit’s brands — which include Quicken, QuickBooks and TurboTax — have achieved strong market positions and enjoy an extraordinary reputation for customer satisfaction. Today’s news underscores two industry leaders joining forces to better serve financial institutions and their most important customers via the online channel. In fact, several recent articles from The Wall Street Journal and other major outlets report that the next generation of online banking solutions will offer features typically included in personal financial management programs like Intuit’s Quicken. We couldn’t agree more. Combining with Intuit ideally positions Digital Insight to capitalize on the market’s future direction.

Our Vision: Redefine the Way Small Businesses and Consumers Manage Their Businesses and Financial Lives

It is important to note that Intuit and Digital Insight have complementary assets and competencies that, in combination, will allow us to transform the world of online financial services. For example, Intuit, Turbo Tax, QuickBooks and Quicken rank among the world’s most widely-recognized and respected brands — serving 18 million consumers and 7 million small businesses. Digital Insight, on the other hand, enjoys a similar reputation for innovation and service among financial institutions and is a recognized leader in online delivery.

In addition, Digital Insight has world-class competence in delivering online financial services in a fully outsourced, hosted environment. Intuit has world-class competence in product design, usability, marketing, consumer research, and product development. (We expect Intuit’s expertise in marketing directly to consumers and small businesses, and extensive understanding of end user behavior will greatly advance our efforts to encourage higher online banking adoption.) This represents a formidable lineup of assets. Together, we can leverage these assets to deliver a new generation of online banking solutions to consumers and businesses — and position our clients, better than ever, to compete and win in the market.

Digital Insight to Lead Financial Institutions Division Within Intuit

Intuit’s decision to acquire Digital Insight was based on a year-long analysis designed to identify new growth opportunities for Intuit. The Intuit management team reached several conclusions: (1) Intuit could create a major new growth engine by building direct and collaborative relationships with financial institutions; (2) To be successful, Intuit needed to partner with outside experts; and (3) Digital Insight provided the ideal combination of reputation, relationships, and capabilities. As a result, Intuit has decided to launch a major new division designed to serve the needs of financial institutions.

The Digital Insight team will be responsible, within Intuit, for building and operating this new division. I will continue as Digital Insight’s President and expect there will be few, if any, changes in either organization or operations.

Once again, I sincerely thank you for your long-standing support of our vision as a standalone public company. I am very excited about this new chapter for Digital Insight with our new partner Intuit, and I look forward to keeping in touch with you in the future.

Jeff

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Digital Insight intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF DIGITAL INSIGHT ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY DIGITAL INSIGHT WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by Digital Insight with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Digital Insight may obtain free copies of the documents filed with the SEC by contacting Digital Insight’s Investor Relations at 26025 Mureau Road, Calabasas, California 91302, Telephone: (818) 878-6615. You may also read and copy any reports, statements and other information filed by Digital Insight with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Digital Insight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight stockholders in favor of the proposed transaction. Certain executive officers and directors of Digital Insight have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight’s stockholders in favor of the approval of the proposed transaction. Information concerning Intuit’s directors and executive officers is set forth in Intuit’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on November 3, 2006, and annual report on Form 10-K filed with the SEC on September 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intuit’s Investor Relations Website at http://www.intuit.com/about_intuit/investors.